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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 33-17073, 33-35152, 33-79450, 333-65885, 333-81535, and 333-60488 of L. B.
Foster Company and in the related Prospectus of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of L. B. Foster Company, L. B. Foster Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of L. B. Foster Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.


                                        /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 13, 2006